September 2025
Free Writing Prospectus
Registration Statement No. 333-277211
Dated September 30, 2025
Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The Market-Linked Securities (the “securities”) offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”) with a return linked to the performance of an unequally-weighted basket (the “Basket”) consisting of the following five equity indices (each, a “basket component”), with the applicable basket weighting in parenthesis: the EURO STOXX 50® Index (40.00%), the TOPIX® Index (25.00%), the FTSE® 100 Index (17.50%), the Swiss Market Index (10.00%) and the S&P/ASX 200 Index (7.50%).The securities will not pay interest, provide for a return of the full principal amount at maturity, and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “Basket” herein. At maturity, if the level of the basket has appreciated from the initial level, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the basket However, at maturity, if the level of the basket has depreciated from the initial level, investors will receive the stated principal amount of their investment (zero return). The securities are for investors who seek an equity index-based return and who are willing to forgo current income in exchange for participation in the positive performance of the basket. All payments on the securities are subject to the credit risk of HSBC.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	November 5, 2030, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Basket:	The basket is performance-weighted and composed of three indices (each, a “basket component”), as set forth in the table below.
	Basket component	Bloomberg ticket symbol	Initial component level*
	The EURO STOXX 50® Index	SX5E
	The TOPIX® Index	TPX
	The FTSE® 100 Index	UKX
	The Swiss Market Index	SMI
	The S&P/ASX 200 Index	AS51
*The initial component level for each basket component will be determined on the pricing date.

Basket weightings:	40.00% for the SX5E, 25.00% for the TPX, 17.50% for the UKX, 10.00% for the SMI and 7.50% for the AS51.
Aggregate principal amount:	$
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final level is greater than the initial level:

$1,000 + the leveraged upside payment

▪  If the final level is less than or equal to the initial level:

$1,000 (zero return)

All payments on the securities are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	At least 122.50% (to be determined on the trade date)
Basket performance:	The sum of the performance values for each of the basket components
Performance value:	With respect to each basket component, the product of (i) basket component return and (ii) weighting for such basket component
Initial level:	Set equal to 100 on the pricing date
Final level:	100 x (1+ basket performance)
Valuation date*:	October 31, 2030, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Initial component level:	With respect to each basket component, the official closing level of such basket component as set forth under “Initial component level” above, and as determined by the calculation agent on the pricing date.
Final component level:	With respect to each basket component, the official closing level of such basket component on the valuation date.
Basket component return:	With respect to each basket component, (final component level – initial component level) / initial component level.
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	On or about October 16, 2025
Trade date*:	On or about October 16, 2025
Original issue date*:	On or about October 21, 2025 (3 business days after the trade date)
Estimated initial value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the trade date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any."
CUSIP:	40447DEX2
ISIN:	US40447DEX21
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities - Supplemental plan of distribution.”
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$30.00(1) $5.00(2)	$965.00
Total

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $35.00 per $1,000 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. See “Additional Information About the Securities - Supplemental plan of distribution.”
(2)	Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the trade date is expected to be between $900.00 and $950.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page of this free writing prospectus, page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

Investment Summary

Market-Linked Securities

The Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030 can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket

▪	To enhance positive returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 5 years
Leverage factor:	At least 122.50% (to be determined on the trade date)
Coupon:	None

Key Investment Rationale

The securities offer at least 122.50% (to be determined on the trade date) leveraged upside on the positive performance of the basket. However, if the level of the basket has remained unchanged or declined from the initial level as of the valuation date, investors will receive the stated principal amount of their investment (zero return). All payments on the securities are subject to the credit risk of HSBC.

Leveraged Upside Performance	The securities offer investors an opportunity to capture enhanced returns for the positive performance of the basket components relative to a direct investment in the securities included in the basket.
Upside Scenario	The level of the basket appreciates from the initial level and, at maturity for each security, we will pay the stated principal amount of $1,000 plus at least 122.50% (to be determined on the trade date) of the basket percent increase.
Par Scenario	The level of the basket is equal to or depreciates from the initial level, and at maturity for each security, we will pay the stated principal amount of $1,000.

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

How the Market-Linked Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities assuming the following terms:

Stated principal amount:	$1,000 per security
Hypothetical Leverage factor:	At least 122.50% (to be determined on the trade date)
Minimum payment at maturity:	$1,000 per security (a zero return)

Market Linked Note Payoff Diagram

How it works

▪	Upside Scenario: If the level of the basket appreciates from the initial level, investors would receive the $1,000 stated principal amount plus at least 122.50% (to be determined on the trade date) of the appreciation of the basket over the term of the securities. For example, if the level of the basket appreciates 5.00%, investors would receive a 6.125% return, or $1,061.25 per security.

▪	Par Scenario: If the level of the basket is less than or equal to the initial level, investors would receive the stated principal amount of $1,000 per security.

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Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

Investor Suitability

The securities may be suitable for you if:

▪	You seek an investment with an enhanced return linked to the potential positive performance of the basket and you believe the level of the basket will increase over the term of the securities.

▪	You believe that one basket component will outperform the others, but are uncertain as to which basket component will perform best and, therefore, prefer an investment that allocates a higher weighting to the basket component with the best performance.

▪	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the basket components.

▪	You do not seek current income from your investment.

▪	You are willing to hold the securities to maturity.

▪	You do not seek an investment for which there will be an active secondary market.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▪	You believe the level of the basket will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪	You prefer to receive the dividends or other distributions paid on the stocks included in the basket components.

▪	You seek current income from your investment.

▪	You are unable or unwilling to hold the securities to maturity.

▪	You seek an investment for which there will be an active secondary market.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page
S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the basket components. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

“—Risks Relating to All Note Issuances” in the prospectus supplement;

“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the securities

▪	The securities do not pay interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, or guarantee payment of the principal amount at maturity. If the level of the basket depreciates from the initial level, you will receive for each securities that you hold a payment at maturity equal to $1,000 per security ( a zero return), subject to the credit risk of HSBC.

▪	The amount payable on the securities is not linked to the level of the basket at any time other than the valuation date. The final level will be based on the official closing level of the basket on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the basket appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the basket prior to that decrease. Although the actual level of the basket on the stated maturity date or at other times during the term of the securities may be higher than the final level, the payment at maturity will be based solely on the official closing level of the basket on the valuation date.

▪	The basket will be unequally weighted and the lower performance of one basket component may offset or mitigate an increase in the other basket components. The securities are linked to a basket. Declines in the level of one basket component may offset increases in the levels of the other basket components.

▪	Correlation (or lack of correlation) among the basket components may adversely affect your return on the securities. “Correlation” is a measure of the degree to which the returns of a group of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket components may not correlate with each other. At a time when the level of a particular basket component increases, the level of another basket component may not increase as much, or may even decline in value. Therefore, in calculating the basket performance on the valuation date, an increase in the level of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the level of another basket component. Further, high correlation of movements in the values of the basket components could adversely affect your return on the securities during periods of negative performance of the basket components. Changes in the correlation of the basket components could also adversely affect the market value of, and your return on, the securities.

Risks Relating to the Basket Components

▪	Investing in the securities is not equivalent to investing in the stocks included in the basket components. Investing in the securities is not equivalent to investing in the component securities of the basket components. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the basket components.

▪	Risks associated with non-U.S. companies. The level of the basket components depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the basket components and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities included in the basket components are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the basket components and therefore the securities. The amount we pay in respect of the securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the trade date and is expected to be less than the price to public. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the basket components and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated initial value on the trade date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial level and the final level, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the basket components. These determinations, which may be subjective, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket components or the securities comprising the basket components), including trading in the securities comprising the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial level and, therefore, could increase the level at which the basket components must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the level of the basket components on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the securities.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the market price of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the basket components and the securities included in the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the basket components may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the basket components” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a securities, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

Information About the Basket Components

All disclosures contained in this document regarding a basket component, including its make-up, method of calculation and changes in its components, where applicable, are derived from publicly available information. That information reflects the policies of, and is subject to change by, the applicable reference sponsor. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about any basket component or any other constituent included in any basket component contained herein. No reference sponsor is under any obligation to continue to publish, and may discontinue or suspend the publication of, the applicable basket component at any time. You should make your own investigation into each applicable basket component.

The Basket

The following graph illustrates the hypothetical daily performance of the Basket from September 25, 2015 to September 25, 2025 based on closing level information from Bloomberg Professional® service (“Bloomberg”), if the level of the Basket was made to equal 100 on September 25, 2015. The hypothetical performance reflects the performance the Basket would have exhibited based on the actual historical performance of the basket components. Neither the hypothetical performance of the Basket nor the actual historical performance of any basket components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose all of your initial investment.

Basket chart

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The EURO STOXX 50® Index

The SX5E is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see "The EURO STOXX 50® Index" beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily historical official closing level from September 25, 2015 to September 25, 2025. We obtained the official closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the basket components should not be taken as an indication of its future performance, and no assurance can be given as to the level of the basket components on the valuation date.

Historical Performance of the Basket components – Daily Official Closing Levels September 25, 2015 to September 25, 2025

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The TOPIX® Index

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange (the "TSE"). Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968.The TPX is published by the TSE and the TSE is responsible for calculating the TPX.

For more information about the TPX, see “The TOPIX® Index” beginning on page S-82 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the TPX based on its daily historical official closing levels from September 25, 2015 through September 25, 2025. We obtained the official closing levels below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical levels of the TPX should not be taken as an indication of future performance, and no assurance can be given as to the level of the TPX on the valuation date.

Historical Performance of the TPX– Daily Official Closing Levels September 25, 2015 through September 25, 2025

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The FTSE® 100 Index

The UKX is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The equities use an investibility weighting in the index calculation. The UKX was developed with a base level of 1,000 as of December 30, 1983.

For more information about the UKX, see "The FTSE® 100 Index" beginning on page S-16 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily historical official closing level from September 25, 2015 to September 25, 2025. We obtained the official closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the basket components should not be taken as an indication of its future performance, and no assurance can be given as to the level of the basket components on the valuation date.

Historical Performance of the Basket components – Daily Official Closing Levels September 25, 2015 to September 25, 2025

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The Swiss Market Index

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Swiss Exchange.

For more information about the SMI, see "The Swiss Market Index" beginning on page S-84 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily historical official closing level from September 25, 2015 to September 25, 2025. We obtained the official closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the basket components should not be taken as an indication of its future performance, and no assurance can be given as to the level of the basket components on the valuation date.

Historical Performance of the Basket components – Daily Official Closing Levels September 25, 2015 to September 25, 2025

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

The S&P/ASX 200 Index

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P.

For more information about the AS51, see "The S&P/ASX 200 Index" beginning on page S-75 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily historical official closing level from September 25, 2015 to September 25, 2025. We obtained the official closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the basket components should not be taken as an indication of its future performance, and no assurance can be given as to the level of the basket components on the valuation date.

Historical Performance of the Basket components – Daily Official Closing Levels September 25, 2015 to September 25, 2025

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40447DEX2
ISIN:	US40447DEX21
Minimum ticketing size:	$1,000 / 1 security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Tax considerations:

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. We intend to treat the securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the securities, you agree to treat the securities as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the securities as contingent payment debt instruments. Assuming the securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the securities until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes,” in order to illustrate the application of the noncontingent bond method to the securities, we have estimated that the comparable yield of the securities, solely for U.S. federal income tax purposes, will be [      % per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the estimate comparable yield, we have estimated that the projected payment schedule for securities that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $[         ] at maturity (the “Projected Payment”).

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys the securities for $1,000 , and holds the securities until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the securities in each year:

Year	OID
2025	[ ]
2026	[ ]
2027	[ ]
2028	[ ]
2029	[ ]
2030	[ ]

However, the ordinary income reported in the taxable year the securities mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the comparable yield and projected payment schedule may be different than as provided in this summary depending upon the actual term of the securities and market conditions on the date the securities are issued. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 9th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the securities. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the securities.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not

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Market Linked Notes Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

constitute a projection or representation by us regarding the actual yield on the securities. We do not make any representation as to what such actual yield will be.

Upon a sale, exchange, or retirement of the securities prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the securities. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual payment at maturity exceeds the Projected Payment, a U.S. holder must include such excess as interest income, or (ii) if the Projected Payment exceeds the actual payment at maturity, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

We will not attempt to ascertain whether any of the entities whose stock is included in the basket components would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the basket components, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the basket components is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an basket components or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an basket components or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES .

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution:

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $35.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $30.00 for each security they sell. Of the amount per $1,000 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the security, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the cover page of this document, which is more than one business day following the Pricing Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the basket components immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled

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trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the securities linked to the basket components. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the basket components, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the basket components or any security comprising the basket components or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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